UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 23, 2005

MB FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-24566-01	36-4460265

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

801 West Madison Street, Chicago, Illinois	60607

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (847) 653-1991

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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The sole purpose of this amendment is to correct an inadvertent error in the original filing in the dollar amounts of the cash and stock portions of the 2004 incentive bonus award for Ronald D. Santo. All other information contained in the original filing remains the same and is restated below as corrected.

Item 1.01 Entry Into a Material Definitive Agreement

          Incentive Bonus Plan

         On February 23, 2005, the Board of Directors of MB Financial, Inc. (the "Company"), acting on the recommendations of the Compensation Committee of the Board of Directors, approved the payment of bonuses earned under the Company's 2004 Annual Incentive Bonus Plan (the "2004 Bonus Plan") to the executive officers of the Company and MB Financial Bank, N.A. (the "Bank") who are expected to be named in the compensation table that will appear in the Company's upcoming 2005 annual meeting proxy statement, as follows:

	Cash Portion	Stock Portion(1)	Total

Mitchell Feiger President and Chief Executive Officer of the Company	$262,500	$82,500	$345,000

Burton J. Field Vice President of the Company, President and Chief Executive Officer of the Bank	$101,000	--	$101,000

Ronald D. Santo Vice President of the Company, Chairman and Group President of the Bank	$66,000	$15,000	$81,000

Thomas D. Panos Executive Vice President and Chief Lending Officer of the Bank	$137,500	$30,500	$168,000

Jill E. York Vice President and Chief Financial Officer of the Company and Executive Vice President and Chief Financial Officer of the Bank	$120,000	$30,000	$150,000

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(1) Under the 2004 Bonus Plan, to the extent an officer's bonus exceeds 100% of the targeted performance level, the excess amount is paid in shares of restricted stock granted under the Company's 1997 Omnibus Incentive Plan (the "Omnibus Plan"). For the stock portion of their 2004 bonuses, Messrs. Feiger, Santo and Panos and Ms. York were granted 2,062, 375, 763 and 750 shares of restricted stock, respectively, on February 23, 2005, which will vest in full on February 23, 2007.

         On February 23, 2005, the Company's Board of Directors, acting on the recommendations of the Compensation Committee of the Board, approved the 2005 Annual Incentive Bonus Plan (the "2005 Bonus Plan") for the Company's management group. The 2005 Bonus Plan will work in substantially the same manner as the 2004 Bonus Plan. The amount of the actual bonus payout, if any, will depend upon the extent to which Company and individual performance goals are met. The Company performance component will be based primarily on achievement of targeted growth in earnings per share, as well as other financial and operational targets, including, among others, growth in fee income, loan and deposit growth, credit quality, growth in wealth management revenues and achievement of longer-term, strategic goals of the Company. Under the 2005 Bonus Plan, for Messrs. Feiger, Santo and Panos and Ms. York, the target bonus award will be 50% of base salary, and for Mr. Field the target bonus award will be a fixed dollar amount of $115,000. An executive officer's actual bonus award can be up to 225% of his or her target bonus award amount, depending upon the Company's actual results compared to targeted results, as well as the officer's individual accomplishments compared to his or her individual performance goals. As under the 2004 Bonus Plan, under the 2005 Bonus Plan, to the extent an officer's actual bonus is in excess of 100% of his or her targeted award amount, the excess amount will be paid in the form of restricted stock granted under the Omnibus Plan.

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         As with the awards for 2004, following the end of 2005, the Compensation Committee will determine, as percentages of target (ranging from 0-150%), to what extent the Company and individual performance goals are satisfied. The percentage of Company goals achieved will be multiplied by the individual's targeted bonus award amount, with that result then multiplied by the percentage of individual performance goals achieved. For example, if an officer's target bonus award amount for 2005 is $100,000, and 90% of the Company's performance goals are met and 80% of the individual performance goals are met, he or she would earn a bonus of $72,000 ($100,000 x 90% x 80%). All bonus payments are subject to the approval of the Board of Directors.

         Forms of Option and Restricted Stock Agreements

         The Company is filing, as Exhibits 10.1, 10.2, 10.3 and 10.4 to this report, the forms of agreements for incentive stock options, non-qualified stock options and restricted stock awarded to executive officers and directors from time to time under the Omnibus Plan.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

10.1 Form of Incentive Stock Option Agreement for Executive Officers
10.2  Form of Non-Qualified Stock Option Agreement for Directors
10.3   Form of Restricted Stock Agreement for Executive Officers
10.4 Form of Restricted Stock Agreement for Directors

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SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

MB FINANCIAL, INC.
Date: March 1, 2005	By:	/s/ Jill E. York Jill E. York Vice President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Incentive Stock Option Agreement for Executive Officers
10.2	Form of Non-Qualified Stock Option Agreement for Directors
10.3	Form of Restricted Stock Agreement for Executive Officers
10.4	Form of Restricted Stock Agreement for Directors

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